EXHIBIT 99.1

July 19, 2006

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the second quarter of 2006 of $719,000, or $.23 per diluted share, compared to net income of $1.14 million, or $.36 per diluted share, for the same period last year. The decline in earnings is a result of decreased net interest income, increased provision for loan losses and a decrease in non-interest income. Net income for the six months ended June 30, 2006 was $415,000, compared to $2.37 million for the same six months last year. The decrease is a result of approximately $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt in February 2006. In addition, certain securities were sold in order to pay off the debt at a net loss of approximately $150,000. The decrease in net income was also due to an increase of $680,000 in the provision for loan losses over the same period last year.

Net interest income was $4.52 million for the second quarter of 2006, a decrease of $375,000 compared to the same quarter last year. Net interest margin decreased to 3.12% for the second quarter this year from 3.28% for the second quarter last year. Interest income increased to $8.60 million for the second quarter of 2006 from $8.17 million during the same period last year. Average interest-earning assets decreased approximately 3.0% to $582.2 million; however, the average yield increased from 5.46% for the second quarter of 2005 to 5.92% for the second quarter of 2006 with a shift in earning assets from investment securities to higher-yielding loans. Total interest expense increased $807,000 to $4.08 million during the second quarter of 2006 from $3.27 million during the same period last year. Although average interest-bearing liabilities decreased 3.0% from last year to $515.5 million, their cost increased to 3.17% during the second quarter of this year from 2.47% in the second quarter of last year. This is largely the result of increased rates on money market accounts, certificates of deposit and short-term borrowings. Net interest income was $9.12 million for the first six months of 2006, compared to $9.66 million for the same period last year.

The provision for loan losses increased to $270,000 during the second quarter of 2006 and to $880,000 for the first six months of 2006 from $125,000 and $200,000 during the same periods last year. The higher provision for loan losses in 2006 is a result of increased bankruptcy filings by bank customers associated with recent bankruptcy law changes and additional specific reserves on commercial loans. Net charge-offs were $122,000, or 0.11% of total average loans (annualized), in the second quarter of 2006, compared to $176,000, or 0.17% (annualized), for the same period in 2005. For the first half of 2006, net charges-offs were $297,000, or 0.14% (annualized), and $345,000, or 0.17% (annualized), in 2005. Non-performing loans totaled $7.8 million at June 30, 2006, compared to $8.5 million at December 31, 2005. The percentage of the allowance for loan losses to total loans was 1.08% at June 30, 2006.

Non-interest income was $2.01 million for the second quarter of 2006 and $2.09 million for the same period in 2005. Service charges and fees increased 5.1% from last year due to an increase in fees on overdrawn accounts; however, insurance agency commissions were down 10.2% from last year. Non-interest income, excluding security gains and losses, was $4.14 million for the first half of 2006, compared to $4.21 million in 2005. The Company realized $150,000 in net securities losses in the first half of 2006 from the sale of $17.9 million in securities, compared to $7,000 in gains in the first half of 2005.

Non-interest expense was relatively unchanged at $5.50 million for the second quarter of 2006, compared to the same quarter in 2005. For the first six months of 2006, non-interest expense was $12.26 million, compared to $10.81 million in 2005. This increase is largely the result of $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt.

On March 21, 2006 the Board of Directors declared a dividend of $0.27 per share, payable July 28, 2006 to shareholders of record on June 30, 2006. This amount of dividend represents a 3.8% increase from the second quarter of 2005.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Six Months Ending
	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	6/30/2006	6/30/2005
Statements of Income
Interest income	$8,600	$8,539	$8,526	$8,299	$8,168	$17,139	$16,061
Interest expense	4,078	3,939	3,812	3,551	3,271	8,017	6,405

Net interest income	4,522	4,600	4,714	4,748	4,897	9,122	9,656
Provision for loan losses	270	610	300	275	125	880	200
Non-interest income	2,010	1,981	2,067	2,085	2,096	3,991	4,215
Non-interest expenses	5,504	6,760	5,376	5,686	5,507	12,264	10,806

Income before income taxes	758	(789)	1,105	872	1,361	(31)	2,865
Income taxes	39	(485)	144	93	223	(446)	500

Net income	$719	$(304)	$961	$779	$1,138	$415	$2,365

Per Share Data
Basic earnings per share	$0.23	$(0.10)	$0.30	$0.25	$0.36	$0.13	$0.75
Diluted earnings per share	0.23	(0.10)	0.30	0.25	0.36	0.13	0.75
Dividends per share	0.27	0.27	0.26	0.26	0.26	0.54	0.52
Book value at quarter end	17.59	18.08	18.10	18.15	18.33	18.08	18.33
Average basic shares outstanding	3,174	3,174	3,164	3,164	3,159	3,174	3,159
Average diluted shares outstanding	3,175	3,175	3,166	3,170	3,166	3,175	3,168

Balance Sheet Items (Quarter End)
Total assets	$633,168	$633,667	$650,248	$654,678	$648,349	$633,168	$648,349
Securities	142,077	149,242	171,567	176,154	180,578	142,077	180,578
Loans	427,876	424,947	417,623	413,869	408,875	427,876	408,875
Allowance for loan losses	4,641	4,493	4,058	4,073	4,067	4,641	4,067
Deposits	469,060	474,542	447,626	448,592	445,770	469,060	445,770
Long-term debt	45,675	61,361	109,039	109,709	110,371	45,675	110,371
Total shareholders’ equity	56,881	57,125	58,498	58,654	59,222	56,881	59,222

Selected Financial Ratios
Return on average assets	0.45	(0.19)%	0.58%	0.47%	0.70%	0.07%	0.73%
Return on average equity	5.03	(2.11)	6.37	5.20	7.85	0.72	8.15
Dividend payout ratio	117.39	NM	86.67	104.00	72.22	NM	69.33
Net interest margin	3.12	3.13	3.08	3.10	3.28	3.12	3.22
Average loans to average total assets	67.62	65.15	63.10	62.77	62.17	66.38	61.56
Average equity to average total assets	9.09	9.05	9.05	9.06	8.96	9.07	8.96
Total risk-based capital ratio (at quarter end)	14.69	14.78	14.96	14.94	14.95	14.69	14.95
Non-performing loans to total loans	1.81	1.90	1.96	1.99	0.96	1.81	0.96
Loan loss allowance to total loans	1.08	1.06	0.97	0.98	0.99	1.08	0.99
Loan loss allowance to non-performing loans	59.81	55.52	49.62	49.54	103.78	59.81	103.78
Net charge-offs to average loans	0.11	0.17	0.30	0.26	0.17	0.14	0.17